Exhibit 99.1

Simsbury Bank Elects Peter Pabich to Its Board

SIMSBURY, Conn.--(BUSINESS WIRE)--April 23, 2015--Simsbury Bank, a subsidiary of SBT Bancorp, Inc. (OTCQX: SBTB, CUSIP 78391C106), is very pleased to announce that Peter C. Pabich has been elected to the board of directors of Simsbury Bank.

“We are delighted to bring Peter’s extensive professional experience to our Board,” said Simsbury Bank Board Chairman Robert J. Bogino. “Peter’s work in wealth management and financial advising, as well as in banking, make him an excellent board member as Simsbury Bank continues to implement its growth strategies. Peter also shares the Bank’s dedication to community banking, helping consumers and businesses achieve their goals through the trusted advice and financial products and services we offer.”

Martin J. Geitz, President and CEO of Simsbury Bank, said, “Peter’s holistic approach with his wealth management clients is similar to the Bank’s advisor-based approach with its customers. He brings first-hand understanding of the financial challenges and needs of residents and business customers, and the understanding to meet those needs, from having worked for Simsbury Bank for nearly 10 years at the beginning of his career. Peter’s work with a variety of not-for-profit organizations is emblematic of his commitment to making the Bank’s community even stronger. As Simsbury Bank continues to grow, Peter’s knowledge and experience will add to the breadth and diversity of strengths already represented by our board members.”

Mr. Pabich said, “I am thrilled to join Simsbury Bank’s board of directors. As a life-long Simsbury resident, and having worked for the Bank directly, I know the high value that the Bank places on being a trusted advisor and provider of quality financial solutions to residents and businesses throughout the region, plus its commitment to the communities it serves. I know the Bank’s management and staff are dedicated to bringing economic growth and opportunity to the families, businesses and communities it serves. I am honored to be re-joining Simsbury Bank in this new capacity.”

Mr. Pabich has served as a partner and Certified Financial Planner™ with APW Wealth Advisors, LLC since 2005. Prior to that position, he was a small business lender with Simsbury Bank. Mr. Pabich currently serves on the Board of Directors for the Boy Scouts of America. He is a past President of the Simsbury Chamber of Commerce and past Chairman of their Government Affairs Committee. He is an active member and past President of the Simsbury-Granby Rotary Club. Peter also serves as Treasurer of the Simsbury Fire District. He resides in West Simsbury, Connecticut, with his wife, Kristin and their two children, Nick and Sam.

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, Inc., or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
Simsbury Bank
Susan Presutti, 860-408-5493